Exhibit 5.1

April 13, 2022

Tilray Brands, Inc.
265 Talbot Street West
Leamington, Ontario, Canada

Ladies and Gentlemen:

We are acting as counsel to Tilray Brands, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of up to 42,536,615 shares of its common stock, par value $0.0001 (the “Shares”), to be issued pursuant to that certain Assignment and Assumption Agreement, dated as of April 11, 2022, by and among HT Investments MA LLC, a Delaware limited liability company, and the Company, and acknowledged and agreed by HEXO Corp., an Ontario Corporation, as described in the Prospectus (as defined below), pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-233703) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement, dated April 11, 2022, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). The Registration Statement was filed with the Commission and became automatically effective on September 11, 2019.

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in relation to the registration of the issuance and sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that when the Shares are issued, sold and delivered in the manner and for the consideration stated in the Registration Statement, the Prospectus and the resolutions adopted by the Board authorizing the issuance and sale of the Shares and the filing of the Prospectus Supplement, such Shares will be validly issued, fully paid and non-assessable.

This opinion letter has been prepared for use in connection with the Prospectus Supplement. The foregoing opinion is rendered as of the date hereof. We assume no obligation to update or supplement this opinion if any laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on or about April 13, 2022, which will be incorporated by reference in the Registration Statement, and the reference to us under the caption “Legal Matters” in the Prospectus Supplement, which is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)